Exhibit 99.1

NEWS RELEASE

For Immediate Release:
August 9, 2017

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

CB&I Announces Second Quarter 2017 Results

•	Company Outlines Cost Reduction Plan and Suspends Dividend

•	Announces Plan to Sell Technology Business

THE WOODLANDS, Texas – August 9, 2017 – CB&I (NYSE: CBI) today announced financial results for the second quarter of 2017.
Unless otherwise indicated, results reported are for continuing operations, which consist of CB&I’s Engineering & Construction (E&C), Fabrication Services and Technology businesses. The results of our former Capital Services business have been classified as a discontinued operation for all periods presented. CB&I also announced in a separate news release today that it is initiating the process to sell its Technology business.

Revenue was $1.3 billion in the second quarter of 2017, compared to revenue of $2.2 billion in the second quarter of 2016. CB&I reported a net loss of $304.1 million, or $3.02 per diluted share, in the second quarter of 2017, compared to net income of $115.6 million, or $1.09 per diluted share, in the second quarter of 2016.

New awards in the second quarter of 2017 totaled $1.1 billion, compared to $1.3 billion in the second quarter of last year. Backlog at June 30, 2017, was $13.6 billion, compared to backlog of $14.7 billion at June 30, 2016.

“Although our second quarter results are disappointing, we are taking decisive actions to improve our operating performance and strengthen the company’s financial position,” said Patrick K. Mullen, President and Chief Executive Officer of CB&I. “We have initiated a comprehensive cost reduction program and suspended our dividend. We are injecting additional rigor and discipline into our execution and risk management processes, further strengthening the integration between our E&C and Fabrication Services operating groups, and accelerating the implementation of innovative practices and technologies. We remain committed to our integrated self-perform model, which we believe will enable us to generate attractive earnings and cash flows over time.

“Additionally, we announced today that we are pursuing a sale of our Technology business, which we believe will unlock significant value for stakeholders. We plan to use the proceeds from the sale to significantly enhance CB&I’s financial strength and flexibility by eliminating the majority of our debt and reinvesting in our E&C and Fabrication Services businesses. We envision a bright future for CB&I as a highly focused company with tightly integrated EPC and fabrication capabilities serving the LNG, petrochemical, refining and gas power generation markets.”

E&C Operating Group
E&C operating group revenue was $702.2 million in the second quarter of 2017, compared to $1.5 billion in the year-ago quarter, due to the wind-down of a large cost-reimbursable LNG mechanical erection project in the Asia-Pacific region and lower revenue on two U.S. LNG projects. The E&C group reported an operating loss of $525.7 million due to forecasted increases in costs on four fixed-price contracts amounting to $548.0 million, as well as an additional $50 million from the current-quarter impact of a lower margin percentage recognized on work performed during the period on the projects. The projects that incurred these cost increases were two gas turbine projects and two LNG export facility projects, all of which are being executed in the U.S. The E&C group’s new awards in the second quarter totaled $398.4 million, and backlog as of June 30, 2017, was $10.4 billion.

Fabrication Services Operating Group
Fabrication Services operating group revenue was $508.5 million compared to $547.7 million in the year-ago quarter. The Fabrication Services group reported operating income of $57.6 million compared to $67.4 million in the second quarter of 2016, which had benefited from $11 million in net savings on project costs. Operating income margin was 11.3 percent, compared to 12.3 percent in the year-ago quarter. The Fabrication Services group’s new awards in the second quarter were $521.4 million, more than double the new award level in the second quarter of 2016. Backlog as of June 30, 2017, was $2.0 billion.

Technology Operating Group
Technology operating group revenue was $72.8 million, an increase of 13 percent from the year-ago quarter due to increased petrochemical licensing. The Technology group reported operating income of $21.5 million compared to $23.1 million in second quarter of 2016. Operating income margin was 29.5 percent, down from 35.7 percent in the year-ago quarter, due largely to mix. The Technology group’s new awards in the second quarter were $148.5 million, up 38 percent from the year-ago quarter. Backlog as of June 30, 2017, was $1.2 billion.

Corporate and Other
The company also announced today that it is initiating a comprehensive corporate and operating expense reduction program expected to generate cost savings of approximately $100 million on an annualized basis.

CB&I’s Supervisory Board has elected to suspend the company’s quarterly common stock dividend effective immediately. The suspension of the dividend is expected to result in annual cash savings of $28 million to $30 million.

The company reported a use of cash from operations in the second quarter of 2017 of approximately $157 million, driven primarily by the net loss partially offset by an increase in our contract capital liability position.

Using the cash proceeds from the June 30, 2017, sale of Capital Services, the company reduced its total debt to $1.8 billion at the end of the second quarter of 2017, as compared to $2.4 billion at the end of the first quarter of 2017.

Amended Credit Agreements
As of June 30, 2017, the company would not have been in compliance with certain covenants required under CB&I’s credit agreements without amending the agreements. Effective August 9, the company amended its credit agreements, which are subject to final documentation, to waive its current non-compliance and to revise future covenants. The company continues to maintain adequate liquidity with borrowing capacity of approximately $1.4 billion at the end of the second quarter.

Guidance
Based on the market conditions and operating environment that CB&I has encountered through the first six months of 2017,  the company has revised its outlook for the second half of the year. The company currently expects second-half revenue to be between $3.7 and $4.0 billion and diluted earnings per share in the range of $1.00 to $1.25. The company’s earnings guidance does not include any benefits from the cost reduction program, which are likely to be realized in 2018.

Earnings Conference Call
CB&I will host a conference call and webcast August 9 at 4:00 p.m. CDT (5:00 p.m. EDT) to discuss financial and operating results and answer questions from investors. The webcast will be available on the Investor Relations page of www.CBI.com, and the conference call can be accessed by telephone at 1-800-301-8321 (U.S.) or 1-706-634-2259 (outside the U.S.) with conference ID # 51193998.
About CB&I
CB&I (NYSE:CBI) is a leading provider of technology and infrastructure for the energy industry. With more than 125 years of experience, CB&I provides reliable solutions to our customers around the world while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.CBI.com.
Important Information For Investors And Shareholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. The forward looking statements in this press release include: statements about CB&I’s new awards and backlog, to the extent these may be indicators of future revenue or profitability; the intended sale of the Technology operating group, including the timing with respect to the completion of that sale; the execution of activities on and completion of specific projects, including timing to complete, future productivity and cost to complete; estimates of percentage of completion and contract profits or losses; and guidance for the second half of 2017, with respect to revenue, earnings and cash flow.
When considering these and any other statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2016, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Investors: Scott Lamb, +1 832 513 1068, Scott.Lamb@CBI.com
Media: Gentry Brann, +1 832 513 1031, Gentry.Brann@CBI.com

Chicago Bridge & Iron Company N.V.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2017	2016	2017	2016

Revenue	$1,283,477	$2,161,164	$3,110,829	$4,295,793
Cost of revenue	1,661,534	1,903,209	3,337,935	3,782,268
Gross (loss) profit	(378,057)	257,955	(227,106)	513,525
% of Revenue	(29.5)%	11.9%	(7.3)%	12.0%

Selling and administrative expense	67,167	69,195	140,224	150,141
% of Revenue	5.2%	3.2%	4.5%	3.5%

Intangibles amortization	6,377	6,464	12,863	13,541
Equity earnings	(8,655)	(2,059)	(16,266)	(5,664)
Other operating expense, net	3,637	1,107	3,668	927
Operating (loss) income from continuing operations	(446,583)	183,248	(367,595)	354,580
% of Revenue	(34.8)%	8.5%	(11.8)%	8.3%

Interest expense	(34,714)	(20,196)	(58,815)	(40,261)
Interest income	882	2,754	2,110	4,934
(Loss) income from continuing operations before taxes	(480,415)	165,806	(424,300)	319,253

Income tax benefit (expense)	178,752	(41,937)	165,048	(81,461)
Net (loss) income from continuing operations	(301,663)	123,869	(259,252)	237,792
Net (loss) income from discontinued operations	(120,847)	8,679	(111,353)	14,718
Net (loss) income	(422,510)	132,548	(370,605)	252,510

Less: Net income attributable to noncontrolling interests ($457, $437, $870 and $885 related to discontinued operations)	(2,909)	(8,709)	(30,159)	(21,746)
Net (loss) income attributable to CB&I	$(425,419)	$123,839	$(400,764)	$230,764

Net (loss) income attributable to CB&I per share (Basic):
Continuing operations	$(3.02)	$1.10	$(2.87)	$2.07
Discontinued operations	(1.20)	0.08	(1.11)	0.13
Total	$(4.22)	$1.18	$(3.98)	$2.20

Net (loss) income attributable to CB&I per share (Diluted):
Continuing operations	$(3.02)	$1.09	$(2.87)	$2.05
Discontinued operations	(1.20)	0.08	(1.11)	0.13
Total	$(4.22)	$1.17	$(3.98)	$2.18

Weighted average shares outstanding:
Basic	100,866	105,298	100,660	105,051
Diluted	100,866	106,091	100,660	105,925

Chicago Bridge & Iron Company N.V.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2017	2016
ASSETS

Current assets	$2,072,447	$2,127,020
Equity investments	174,561	165,256
Property and equipment, net	502,426	505,944
Goodwill and other intangibles, net	3,037,602	3,033,212
Assets of discontinued operations	—	876,876
Other non-current assets	1,359,243	1,131,112
Total assets	$7,146,279	$7,839,420

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt and other borrowings, net	$1,843,320	$911,410
Other current liabilities	3,634,960	3,377,370
Long-term debt, net	—	1,287,923
Liabilities of discontinued operations	—	252,857
Other non-current liabilities	447,789	448,523

Shareholders' equity	1,220,210	1,561,337
Total liabilities and shareholders’ equity	$7,146,279	$7,839,420

Condensed Consolidated Statements of Cash Flows and Other Financial Data
(in thousands)

	Six Months
	Ended June 30,
	2017	2016
CASH FLOWS

Cash flows from operating activities	$(466,110)	$319,264
Cash flows from investing activities	653,341	(115,668)
Cash flows from financing activities	(394,507)	(137,736)
Effect of exchange rate changes on cash and cash equivalents	57,040	(13,169)
(Decrease) increase in cash and cash equivalents	(150,236)	52,691
Cash and cash equivalents, beginning of the year	505,156	550,221
Cash and cash equivalents, end of the period	354,920	602,912
Cash and cash equivalents, end of period - discontinued operations	—	(16,596)
Cash and cash equivalents, end of period - continuing operations	$354,920	$586,316

OTHER FINANCIAL DATA

Increase in receivables, net	$(164,655)	$(113,662)
Change in contracts in progress, net	298,677	87,405
Decrease in inventory	32,988	15,334
Decrease in accounts payable	(57,913)	(53,637)
Change in contract capital	$109,097	$(64,560)

Depreciation and amortization	$48,898	$62,853
Capital expenditures	$34,300	$25,276

Chicago Bridge & Iron Company N.V.
Segment Information
(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

NEW AWARDS (1)		% of		% of		% of		% of
		Total		Total		Total		Total
Engineering & Construction	$398,421	37%	$977,911	73%	$2,634,594	67%	$1,319,576	62%
Fabrication Services	521,447	49%	253,633	19%	967,707	25%	627,772	29%
Technology	148,507	14%	107,769	8%	308,861	8%	191,389	9%
Total	$1,068,375		$1,339,313		$3,911,162		$2,138,737

REVENUE		% of		% of		% of		% of
		Total		Total		Total		Total
Engineering & Construction	$702,150	55%	$1,548,994	72%	$1,982,903	64%	$3,085,355	72%
Fabrication Services	508,518	39%	547,658	25%	987,090	32%	1,081,364	25%
Technology	72,809	6%	64,512	3%	140,836	4%	129,074	3%
Total	$1,283,477		$2,161,164		$3,110,829		$4,295,793

OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS		% of		% of		% of		% of
		Revenue		Revenue		Revenue		Revenue
Engineering & Construction	$(525,682)	(74.9)%	$92,809	6.0%	$(520,268)	(26.2)%	$200,882	6.5%
Fabrication Services	57,639	11.3%	67,385	12.3%	109,698	11.1%	104,495	9.7%
Technology	21,460	29.5%	23,054	35.7%	42,975	30.5%	49,203	38.1%
Total	$(446,583)	(34.8)%	$183,248	8.5%	$(367,595)	(11.8)%	$354,580	8.3%

BACKLOG (1)	June 30, 2017		% of Total		December 31, 2016		% of Total
Engineering & Construction	$10,445,699		77%		$9,871,208		76%
Fabrication Services	2,001,355		15%		2,117,567		16%
Technology	1,160,453		8%		1,025,723		8%
Total	$13,607,507				$13,014,498

(1)   New awards represent the value of new project commitments received by the Company during a given period, as well as scope growth on existing commitments.  Backlog includes the value of new awards until work is performed and revenue is recognized or until cancellation. Backlog may fluctuate with currency movements.